Exhibit 99.1

Consolidated Container Company Announces Extension of Exchange Offer

ATLANTA, GA – (BUSINESS WIRE) – October 7, 2004 – Consolidated Container Company LLC (CCC) today announced it has extended the expiration date of its offer to exchange (the “Exchange Offer”) its outstanding $207,000,000 aggregate principal amount at maturity of unregistered 10 3/4% Senior Secured Discount Notes Due 2009 (the “Old Notes”) for $207,000,000 aggregate principal amount at maturity of 10 3/4% Senior Secured Discount Notes Due 2009 registered under the Securities Act of 1933, as amended (the “New Notes”).

The Exchange Offer, which was originally scheduled to expire at 5:00 p.m., New York City time, on Monday, October 11, 2004, has been extended until 5:00 p.m., New York City time, on Tuesday, October 12, 2004. CCC extended the expiration date of the Exchange Offer because the original expiration date coincided with a bank holiday. As of today, approximately $28,300,000 in aggregate principal amount of Old Notes have been confirmed as tendered in the Exchange Offer.

Except for the extension of the expiration date, all other terms, conditions and provisions of the Exchange Offer remain effective as of the date hereof.

Questions concerning the delivery of appropriate documentation and the Old Notes should be directed to the exchange agent, Bank of New York, attention Duong Nguyen, at (212) 815-3687.

This announcement is not an offer to exchange, or a solicitation of an offer to exchange, with respect to the Old Notes, nor shall there be any sale of the Old Notes or the New Notes in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. The Exchange Offer is being made solely by a prospectus dated September 8, 2004.

Consolidated Container Company LLC, which was created in 1999, is a leading North American developer, manufacturer, and marketer of rigid plastic containers for many of the largest branded consumer products and beverage companies in the world. CCC has long-term customer relationships with many blue-chip companies including Dean Foods, DS Waters of America, The Kroger Company, Nestle Waters North America, National Dairy Holdings, The Procter & Gamble Company, Coca-Cola North America, Quaker Oats, Scotts and Colgate-Palmolive. CCC serves its customers with a wide range of manufacturing capabilities and services through a nationwide network of 57 strategically located manufacturing facilities and a research, development and engineering center located in Atlanta, Georgia. Additionally, the company has 4 international manufacturing facilities in Canada, Mexico and Puerto Rico.

This press release may contain “forward-looking statements” under the Securities Act and the Securities Exchange Act of 1934, as amended. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could affect such forward-looking statements are uncertainties relating to market conditions for corporate debt securities generally, fluctuations in raw material prices, changes in safety and environmental laws and regulations, advances in technology and other factors, including, but not limited to, those identified in CCC’s filings with the Securities and Exchange Commission.

Contact: Niki Walden 678-742-4600